Exhibit 99.1

IR Agency Contact:	Company IR Contact	Media Contact:
Becky Herrick	Pacific Ethanol, Inc.	Paul Koehler
Lippert / Heilshorn & Assoc.	916-403-2755	Pacific Ethanol, Inc.
415-433-3777	866-508-4969	503-235-8241
Investorrelations@pacificethanol.net		paulk@pacificethanol.net

PACIFIC ETHANOL, INC. REPORTS
FIRST QUARTER 2011 FINANCIAL RESULTS

Net sales for the first quarter of 2011 grew 143% over the same period of 2010

Total gallons sold for the first quarter of 2011 increased 44% over the same period of 2010

Adjusted EBITDA for the first quarter of 2011 improved to $1.5 million from a loss of $6.4 million in the same period of 2010

Sacramento, CA, May 11, 2011 – Pacific Ethanol, Inc. (NASDAQ: PEIX), the leading marketer and producer of low-carbon renewable fuels in the Western United States, reported its financial results for the quarter ended March 31, 2011.

Neil Koehler, the company’s president and CEO, stated: “In the first quarter of 2011, we built on the strong foundation established in 2010 as we narrowed our loss from $11.7 million in the first quarter of 2010 to near breakeven this quarter, despite a challenging margin environment. We increased total gallons sold for the seventh consecutive quarter, demonstrating a compound annual growth rate of 66 percent. In addition, our 60 million gallon Stockton facility contributed to our growth in total gallons sold and gross profit. We look forward to building on this momentum into the months ahead.”

Financial Results for the Quarter Ended March 31, 2011
Net sales were $173.1 million for the first quarter of 2011, compared to $71.3 million for the first quarter of 2010. Total gallons sold were 84.6 million for the first quarter of 2011, an increase of 25.9 million gallons over the 58.7 million gallons sold in the first quarter of 2010. The increase in net sales was primarily driven by the continued strength in Kinergy’s marketing business with a 22% increase in third party gallons sold and a 38% increase in average sales price per gallon. In addition, the first quarter 2011 results include the impact of the Stockton plant being in operation whereas it was idled during the first quarter of 2010.

Gross profit was $2.6 million for the first quarter of 2011, compared to a gross loss of $3.0 million in the first quarter of 2010. The increase in gross profit was attributable to an additional plant being in operation in the first quarter of 2011 versus the same period in 2010. Operating loss for the first quarter of 2011 improved to $1.6 million from $6.2 million for the same period in 2010.

During the first quarter of 2011, the company recorded a non-cash gain of $0.9 million for fair value adjustments on convertible notes and warrants, representing the company’s quarterly fair value adjustments. The company anticipates it will continue to revalue the convertible notes and warrants on a quarterly basis for the remainder of 2011.

Net loss available to common stockholders for the first quarter of 2011 was $0.3 million, compared to a net loss of $11.7 million for the first quarter of 2010. Adjusted EBITDA, which excludes the fair value adjustments on convertible notes and warrants of $0.9 million, improved to $1.5 million for the first quarter of 2011 from a loss of $6.4 million in the first quarter of 2010.

Earnings Call
Management will host a conference call at 8:00 a.m. PT/11:00 a.m. ET on Thursday, May 12, 2011. Neil Koehler, Chief Executive Officer, and Bryon McGregor, Chief Financial Officer will deliver prepared remarks and conduct a slide presentation via webcast followed by a question and answer session. To listen to the conference call, United States callers may dial (877) 847-6066 up to ten minutes prior to the scheduled call time. International callers should dial 00-1-(970) 315-0267. The access code will be 64676792#.

The webcast for the call can be accessed from Pacific Ethanol’s website at www.pacificethanol.net. If you are unable to participate, the webcast will be archived for replay on Pacific Ethanol’s website for one year. In addition, a telephonic replay will be available beginning at 2:00 p.m. ET on Thursday, May 12, 2011 through 11:59 p.m. ET on Wednesday, May 18, 2011. To access the replay, please dial (800) 642-1687. International callers should dial 00-1-(706) 645-9291. The pass code will be 64676792#.

Reconciliation of Adjusted EBITDA to Net Income (Loss)
Management believes financial measures not in accordance with generally accepted accounting principles (“GAAP”) are useful measures of operations. The company defines Adjusted EBITDA as unaudited earnings before interest, taxes, depreciation and amortization and fair value adjustments. The table at the end of this release provides a reconciliation of Adjusted EBITDA to net income (loss) attributed to Pacific Ethanol, Inc. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses, which may assist investors in properly assessing the company’s performance on a period-over-period basis. Adjusted EBITDA is not a measure of financial performance under GAAP, and should not be considered an alternative to net income (loss) or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of the company’s results as reported under GAAP.

About Pacific Ethanol, Inc.
Pacific Ethanol, Inc. (NASDAQ: PEIX) is the leading marketer and producer of low-carbon renewable fuels in the Western United States. Pacific Ethanol also sells co-products, including wet distillers grain (WDG), a nutritional animal feed. Serving integrated oil companies and gasoline marketers who blend ethanol into gasoline, Pacific Ethanol provides transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Nevada, Arizona, Oregon, Colorado, Idaho and Washington. Pacific Ethanol has a 20% ownership interest in New PE Holdco LLC, the owner of four ethanol production facilities. Pacific Ethanol operates and manages the four ethanol production facilities, which have a combined annual production capacity of 200 million gallons. The facilities in operation are located in Boardman, Oregon, Burley, Idaho and Stockton, California, and one idled facility is located in Madera, California. The facilities are near their respective fuel and feed customers, offering significant timing, transportation cost and logistical advantages. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets ethanol from Pacific Ethanol’s managed plants and from other third-party production facilities, and another subsidiary, Pacific Ag. Products, LLC, markets WDG. For more information please visit www.pacificethanol.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
With the exception of historical information, the matters discussed in this press release including, without limitation: the ability of Pacific Ethanol to continue as the leading marketer and producer of low-carbon renewable fuels in the Western United States; the accounting effect, if any, of Pacific Ethanol’s future revaluation of its outstanding convertible notes and warrants; and expectations concerning future growth and profitability are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol could differ from those statements. Pacific Ethanol refers you to the “Risk Factors” section contained in its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2011.

(Tables follow)

PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2011	2010
Net sales	$173,148	$71,290
Cost of goods sold	170,584	74,338
Gross profit (loss)	2,564	(3,048)
Selling, general and administrative expenses	4,188	3,156
Loss from operations	(1,624)	(6,204)
Fair value adjustments on convertible notes and warrants	926	—
Loss on extinguishment of debt	—	(1,616)
Interest expense, net	(3,638)	(1,592)
Other expense	(343)	(45)
Loss before reorganization costs and provision for income taxes	(4,679)	(9,457)
Reorganization costs	—	(1,439)
Provision for income taxes	—	—
Net loss	(4,679)	(10,896)
Net loss attributed to noncontrolling interest in variable interest entity	4,697	—
Net income (loss) attributed to Pacific Ethanol, Inc.	$18	$(10,896)
Preferred stock dividends	$(312)	$(790)
Loss available to common stockholders	$(294)	$(11,686)
Net loss per share, basic and diluted	$(0.00)	$(0.20)
Weighted-average shares outstanding, basic and diluted	95,072	57,877

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except par value)

	March 31,	December 31,
ASSETS	2011	2010
	(unaudited)	*
Current Assets:
Cash and cash equivalents	$8,450	$8,736
Accounts receivable, net	32,340	25,855
Inventories	18,483	17,306
Prepaid inventory	2,281	2,715
Other current assets	2,361	2,712
Total current assets	63,915	57,324
Property and equipment, net	166,351	168,976
Other Assets:
Intangible assets, net	5,151	5,382
Other assets	2,243	2,401
Total other assets	7,394	7,783
Total Assets	$237,660	$234,083

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*           Amounts derived from the audited financial statements for the year ended December 31, 2010.

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(unaudited, in thousands, except par value)

	March 31,	December 31,
LIABILITIES AND STOCKHOLDERS’ EQUITY	2011	2010
	(unaudited)	*
Current Liabilities:
Accounts payable – trade	$8,182	$6,472
Accrued liabilities	2,694	3,251
Current portion – long-term debt	32,171	38,108
Total current liabilities	43,047	47,831

Long-term debt, net of current portion	89,629	84,981
Accrued preferred dividends	6,362	6,050
Other liabilities	6,604	7,406
Total Liabilities	145,642	146,268
Commitments and Contingencies
Stockholders’ Equity (Deficit):
Pacific Ethanol Inc. Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value; 10,000 shares authorized; Series A: 1,684 shares authorized; 0 shares issued and outstanding as of March 31, 2011 and December 31, 2010; Series B: 1,581 and 2,110 shares authorized; 927 and 1,456 shares issued and outstanding as of March 31, 2011 and December 31, 2010, respectively	1	1
Common stock, $0.001 par value; 300,000 shares authorized; 108,431 and 90,427 shares issued and outstanding as of March 31, 2011 and December 31, 2010, respectively	108	90
Additional paid-in capital	513,722	504,546
Accumulated deficit	(512,088)	(511,794)
Total Pacific Ethanol Inc. Stockholders’ Equity (Deficit)	1,743	(7,157)
Noncontrolling interest in variable interest entity	90,275	94,972
Total Stockholders’ Equity	92,018	87,815
Total Liabilities and Stockholders’ Equity	$237,660	$234,083
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*           Amounts derived from the audited financial statements for the year ended December 31, 2010.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

	Three Months Ended March 31,
(in thousands) (unaudited)	2011	2010
Net income (loss) attributed to Pacific Ethanol, Inc.	$18	$(10,896)
Adjustments:
Interest expense*	1,534	1,592
Interest income*	—	—
Fair value adjustments on convertible debt and warrants	(926)	—
Depreciation and amortization expense*	824	2,860
Total adjustments	1,432	4,452
Adjusted EBITDA	$1,450	$(6,444)
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*  Adjusted for noncontrolling interest in variable interest entity.

Commodity Price Performance
	Three Months Ended March 31,
(unaudited)	2011	2010
Ethanol production gallons sold (in millions)	36.9	19.7
Ethanol third party gallons sold (in millions)	47.7	39.0
Total ethanol gallons sold (in millions)	84.6	58.7

Ethanol average sales price per gallon	$2.53	$1.83
Corn cost – CBOT equivalent	$6.63	$3.70

Total co-product tons sold (in thousands)	340.6	196.6
Co-product return % (1)	22.7%	21.0%

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 (1) Co-product revenue as a percentage of delivered cost of corn

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